Exhibit 99.1

One Tellabs Center 1415 West Diehl Road Naperville, IL 60563 United States

NEWS RELEASE	FOR IMMEDIATE RELEASE
Jan. 31, 2013

Tellabs reports fourth-quarter revenue of $242 million

Tellabs generates $41 million in cash from operations in the fourth quarter

Naperville, Ill. — Tellabs’ fourth quarter 2012 revenue totaled $242 million, compared with $317 million in the year-ago quarter.

On a GAAP basis, Tellabs recorded a net loss of $23 million or 6 cents per share in the fourth quarter of 2012, compared with a net loss of $5 million or 1 cent per share in the fourth quarter of 2011.

On a non-GAAP basis, Tellabs recorded net earnings of $3 million or 1 cent per share in the fourth quarter of 2012, compared with $4 million or 1 cent per share in the year-ago quarter. Non-GAAP results for the fourth quarter of 2012 exclude pretax charges of $19 million.

Tellabs 2012 revenue was $1.053 billion, compared with $1.286 billion in 2011. On a GAAP basis, in 2012 Tellabs lost $172 million or 47 cents per share, compared with $188 million or 52 cents per share in 2011. On a non-GAAP basis, Tellabs earned $1 million in 2012, compared with a net loss of $18 million in 2011.

“Over the last quarter, Tellabs initiated a review of its strategy, product portfolio and cost structure,” said Dan Kelly, Tellabs CEO and president. “Based upon our analysis of ROI, customer needs and market conditions, we are discontinuing development of the Tellabs 9200. We will reduce our expenses, which will affect about 300 people during 2013.

“Going forward, we will enhance Tellabs’ solutions with innovations to help our customers succeed. We will demonstrate new software-defined networking (SDN) and self-optimizing networks (SON) capabilities at Mobile World Congress in February.”

Tellabs generated $41 million in cash from operations in the fourth quarter. After paying quarterly and special dividends totaling $397 million in 2012, Tellabs holds cash and marketable securities of $604 million as of Dec. 28, 2012.

The company currently intends to repatriate approximately $367 million of cash held by non-U.S. subsidiaries during the first quarter of 2013. Tellabs expects a minimal cash tax liability to result from this repatriation.

Tellabs’ GAAP gross profit margin was 38.6% in the fourth quarter of 2012, compared with 42.5% in the year-ago quarter. On a non-GAAP basis, Tellabs gross profit margin was 42.2% in the fourth quarter of 2012, compared with 42.7% in the year-ago quarter.

Tellabs recorded a charge of $9 million in the fourth quarter of 2012 related to previously announced restructurings. In addition, Tellabs recorded a charge of $8 million in the fourth quarter of 2012 for inventory and purchase commitments related to discontinuing the Tellabs 9200 product. The company plans to record a restructuring charge of $38 million primarily in the first quarter of 2013.

For the fourth quarter of 2012, Optical segment revenue was $97 million, Data segment revenue was $52 million, Access segment revenue was $41 million and Services segment revenue was $52 million. For 2012, Optical segment revenue was $432 million, Data segment revenue was $266 million, Access segment revenue was $157 million and Services segment revenue was $199 million.

Guidance — The following statements are forward-looking statements that are based on current expectations and involve risks and uncertainties, some of which are set forth below. We expect first-quarter 2013 revenue to be in a range from $205 million to $220 million. We expect non-GAAP gross margin to be 34%, plus or minus a point or two. We expect first-quarter non-GAAP operating expense to be flat to down, compared with the fourth quarter. Tellabs’ first-quarter non-GAAP gross margin excludes approximately $1 million, and non-GAAP operating expense excludes approximately $3 million, in equity-based compensation expense. We expect a first-quarter non-GAAP tax rate of about 32%. The Tellabs Board of Directors did not authorize a cash dividend for the first quarter.

For 2013, we expect improving revenue and non-GAAP gross margin as the year progresses. We also expect non-GAAP operating expenses to decrease to a target quarterly run-rate of $75 million in the second half of 2013.

Non-GAAP Information — Tellabs believes that the presentation of non-GAAP financial information provides important supplemental information to management and investors regarding financial and business trends relating to the company’s financial results. More detailed information, including year-over-year segment comparisons, non-GAAP reconciliation tables and the reasons management believes non-GAAP measures provide useful information to investors can be found in the Results of Operations section of this news release.

Simultaneous Webcast and Teleconference Replay — Tellabs will host an investor teleconference to discuss its fourth-quarter and year-end 2012 results at 9:00 a.m. Central time on Friday, Feb. 1. The results news release will be available on www.tellabs.com after the market closes on Thursday, Jan. 31. To access a simultaneous webcast of the teleconference, go to the Tellabs website at http://www.tellabs.com/investors and click on the webcast icon. From this site, you can download the necessary software and listen to the teleconference. Tellabs encourages you to review the site before the teleconference to ensure your computer is configured properly.

A taped replay of the call will be available at approximately noon Central Time on Friday, February 1. This toll-free replay will be available until midnight Central Time on Tuesday, February 5. A podcast of the call will be posted at http://www.tellabs.com/news/feeds on the afternoon of February 1. To listen to the teleconference replay, call 855-859-2056. (Outside the United States, call 404-537-3406.) When prompted, enter the Tellabs conference ID number: 88746174.

About Tellabs — Tellabs innovations advance smart networks and help our customers succeed. That’s why 80% of the top global communications service providers choose our mobile backhaul, packet optical and services solutions. We help them get ahead by adding revenue, reducing expenses and optimizing networks.

Tellabs (Nasdaq: TLAB) is part of the NASDAQ Global Select Market, Ocean Tomo 300™ Patent Index, the S&P MidCap 400 Index and several corporate responsibility indexes including the Maplecroft Climate Innovation Index, FTSE4Good and eight FTSE KLD indexes. www.tellabs.com

Forward-Looking Statements — This news release, which includes the Results of Operations discussion that follows, contains forward-looking statements, including but not limited to the next-quarter guidance contained in this release, that involve risks and uncertainties. Actual results may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with: customer concentration, the competitive landscape, including pricing and margin pressures, the response of customers and competitors to changes in our business, industry consolidation, the introduction of new products, the entrance into new markets, the ability to secure necessary resources, the ability to realize anticipated savings under our cost-reduction initiatives, overall negative economic conditions generally and disruptions in credit and capital markets, including specific impacts of these conditions on the telecommunications industry, and other factors as more fully described in our Annual Report on Form 10-K for the year ended Dec. 30, 2011, supplemented or modified in subsequent filings with the SEC, under the caption “Risk Factors”. In light of these factors investors are advised not to rely on forward-looking statements in deciding whether to buy, sell or hold the company’s securities. The company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events.

MEDIA CONTACT: George Stenitzer, +1.630.798.3800, george.stenitzer@tellabs.com

INVESTOR CONTACT: Tom Scottino, +1.630.798.3602, tom.scottino@tellabs.com

Tellabs® , , and Insight AnalyticsSM are trademarks of Tellabs or its affiliates in the United States and/or other countries. Any other company or product names mentioned herein may be trademarks of their respective companies.

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TELLABS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Fourth Quarter		Year
	12/28/12	12/30/11	12/28/12	12/30/11
In millions, except per-share data	Unaudited		Unaudited
Revenue
Products	$190.4	$257.8	$854.0	$1,062.4
Services	51.8	59.0	198.6	223.3

Total revenue	242.2	316.8	1,052.6	1,285.7

Cost of Revenue
Products	118.6	143.8	515.4	627.3
Services	30.2	38.5	130.3	150.1

Total cost of revenue	148.8	182.3	645.7	777.4

Gross Profit	93.4	134.5	406.9	508.3

Gross profit as a percentage of revenue	38.6%	42.5%	38.7%	39.5%

Gross profit as a percentage of revenue - products	37.7%	44.2%	39.7%	41.0%
Gross profit as a percentage of revenue - services	41.7%	34.7%	34.4%	32.8%

Operating Expenses
Research and development	59.3	79.5	238.7	324.1
Sales and marketing	28.1	36.1	126.4	163.0
General and administrative	15.4	17.6	74.1	80.9
Intangible asset amortization	1.1	4.9	5.4	20.2
Restructuring and other charges	8.8	(0.2)	119.0	20.3
Goodwill and IPR&D impairment	—	—	—	102.7

Total operating expenses	112.7	137.9	563.6	711.2

Operating Loss	(19.3)	(3.4)	(156.7)	(202.9)

Operating loss as a percentage of revenue	-8.0%	-1.1%	-14.9%	-15.8%

Other Income
Interest income, net	1.8	2.7	7.3	12.1
Other income (expense), net	3.1	(1.6)	0.8	(4.2)

Total other income	4.9	1.1	8.1	7.9

Loss Before Income Tax	(14.4)	(2.3)	(148.6)	(195.0)
Income tax (expense) benefit	(8.9)	(2.6)	(23.1)	6.6

Net Loss	$(23.3)	$(4.9)	$(171.7)	$(188.4)

Weighted Average Shares Outstanding
Basic	367.7	365.3	367.0	364.5

Diluted	367.7	365.3	367.0	364.5

Net Loss Per Share
Basic	$(0.06)	$(0.01)	$(0.47)	$(0.52)

Diluted	$(0.06)	$(0.01)	$(0.47)	$(0.52)

Cash Dividends Per Share	$1.02	$0.02	$1.08	$0.08

TELLABS, INC.

CONSOLIDATED BALANCE SHEETS

	12/28/12	12/30/11
In millions, except share data	Unaudited
Assets
Current Assets
Cash and cash equivalents	$223.7	$132.7
Investments in marketable securities	380.7	843.9

Total cash, cash equivalents and marketable securities	604.4	976.6

Other marketable securities	195.1	190.9
Accounts receivable, net of allowances of $1.3 and $1.3	246.8	317.6
Raw materials	30.2	33.7
Finished goods	70.8	110.3

Total inventories	101.0	144.0
Income taxes	14.4	27.9
Miscellaneous receivables and other current assets	35.1	39.8

Total Current Assets	1,196.8	1,696.8

Property, Plant and Equipment
Land	20.1	20.0
Buildings and improvements	193.5	197.4
Equipment	406.4	446.9

Total property, plant and equipment	620.0	664.3
Accumulated depreciation	(389.6)	(390.8)

Property, plant and equipment, net	230.4	273.5
Goodwill	122.1	122.0
Intangible Assets, Net of Amortization	4.4	57.1
Other Assets	88.7	98.6

Total Assets	$1,642.4	$2,248.0

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$57.4	$97.1
Accrued compensation	37.7	46.3
Restructuring and other charges	19.1	13.0
Income taxes	65.7	63.5
Loan related to other marketable securities	195.1	190.9
Deferred revenue	20.3	40.8
Other accrued liabilities	78.5	78.4

Total Current Liabilities	473.8	530.0

Long-Term Restructuring Liabilities	2.8	4.7
Income Taxes	21.9	21.2
Other Long-Term Liabilities	42.6	47.4

Stockholders' Equity
Preferred stock: authorized 5,000,000 shares of $0.01 par value;
no shares issued and outstanding	—	—
Common stock: authorized 1,000,000,000 shares of $0.01 par value;
508,846,484 and 505,238,503 shares issued	5.1	5.1
Additional paid-in capital	1,592.2	1,572.4
Treasury stock, at cost: 141,284,352 and 140,250,476 shares	(1,231.0)	(1,227.2)
Retained earnings	636.0	1,204.6
Accumulated other comprehensive income	99.0	89.8

Total Stockholders' Equity	1,101.3	1,644.7

Total Liabilities and Stockholders' Equity	$1,642.4	$2,248.0

TELLABS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year
	12/28/12	12/30/11
In millions	Unaudited
Operating Activities
Net loss	$(171.7)	$(188.4)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Depreciation and amortization	50.0	76.2
Loss on disposal of property, plant and equipment	1.5	0.7
Equity-based compensation	19.8	24.6
Deferred income taxes	5.5	(0.8)
Restructuring and other charges	119.0	20.3
Net gains on investments in marketable securities	(3.1)	—
Goodwill and IPR&D impairment	—	102.7
Other-than-temporary impairment charges on investments	—	2.2
Excess tax benefits from equity-based compensation	—	(0.2)
Net changes in assets and liabilities:
Accounts receivable	72.9	15.9
Inventories	41.6	16.9
Miscellaneous receivables and other current assets	19.6	(7.6)
Other assets	4.8	(4.6)
Accounts payable	(40.5)	(23.1)
Restructuring and other charges	(36.3)	(11.7)
Deferred revenue	(20.2)	(2.1)
Other accrued liabilities	(9.9)	(59.6)
Income taxes	(3.7)	(7.4)
Other long-term liabilities	(4.2)	(3.1)

Net Cash Provided by (Used for) Operating Activities	45.1	(49.1)

Investing Activities
Capital expenditures	(31.4)	(65.2)
Proceeds on disposals of property, plant and equipment	—	0.3
Payments for purchases of investments	(475.6)	(811.5)
Proceeds from sales and maturities of investments	950.0	888.2

Net Cash Provided by Investing Activities	443.0	11.8

Financing Activities
Proceeds from short-term borrowings	—	1.3
Payments of short-term borrowings	—	(1.3)
Proceeds from issuance of common stock under stock plans	0.1	0.6
Repurchase of common stock	(3.8)	(5.1)
Excess tax benefits from equity-based compensation	—	0.2
Dividends paid	(397.0)	(29.1)

Net Cash Used for Financing Activities	(400.7)	(33.4)

Effect of Exchange Rate Changes on Cash	3.6	(5.4)

Net Increase (Decrease) in Cash and Cash Equivalents	91.0	(76.1)
Cash and Cash Equivalents - Beginning of Year	132.7	208.8

Cash and Cash Equivalents - End of Year	$223.7	$132.7

RESULTS OF OPERATIONS

Tellabs continues to transform the company with new products and services that are primarily funded by profits from earlier-developed products and services. As customers migrate to new technologies, revenue from earlier-developed products and services declines and overall corporate profitability suffers. This situation is compounded when customers are slow to adopt our new products and services. In the face of these market conditions, Tellabs is streamlining its costs and sales and marketing and general and administrative expenses with the goal of investing in research and development to enhance Tellabs solutions for future revenue growth while maintaining nominal profitability.

Based on a return-on-investment analysis, customer needs and market conditions, Tellabs is discontinuing development of the 9200 product.

Net loss in the fourth quarter of 2012 was $23.3 million or $0.06 per share (basic and diluted), compared with net loss of $4.9 million or $0.01 per share (basic and diluted) in the fourth quarter of 2011. Lower revenue and an $8.1 million charge in the quarter for inventory and purchase commitments related to the discontinued 9200 product, partially offset by lower operating expenses, drove increased net loss in the fourth quarter of 2012, compared with the year-ago period. For the year 2012, net loss, driven primarily by lower overall revenue, $119.0 million in restructuring and other charges incurred in 2012, and an $8.1 million charge for inventory and purchase commitments related to the discontinued 9200 product, was $171.7 million or $0.47 per share (basic and diluted), compared with net loss of $188.4 million or $0.52 per share (basic and diluted) in the year 2011 when results included $102.7 million in impairment charges for goodwill and in-process research and development (IPR&D).

Revenue (in millions)

	Fourth Quarter			Year
	2012	2011	Change	2012	2011	Change
Products	$190.4	$257.8	(26.1)%	$854.0	$1,062.4	(19.6)%
Services	51.8	59.0	(12.2)%	198.6	223.3	(11.1)%

Total revenue	$242.2	$316.8	(23.5)%	$1,052.6	$1,285.7	(18.1)%

Fourth quarter 2012 compared with fourth quarter 2011

Total revenue was $242.2 million, compared with $316.8 million, as revenue declined in each operating segment. On a geographic basis, revenue from customers outside North America was $110.1 million (or 45% of total revenue), compared with $170.7 million (or 54% of total revenue), as revenue declined in all geographic regions outside North America. Revenue from customers in North America (United States and Canada) was $132.1 million (or 55% of total revenue), compared with $146.1 million (or 46% of total revenue).

Year 2012 compared with year 2011

Total revenue was $1,052.6 million, compared with $1,285.7 million, as revenue declined in each operating segment. On a geographic basis, revenue from customers outside North America was $529.7 million (or 50% of total revenue) compared with $636.3 million (or 49% of total revenue) as revenue declined in all geographic regions outside North America. Revenue from customers in North America was $522.9 million (or 50% of total revenue), compared with $649.4 million (or 51% of total revenue), primarily as a result of lower revenue from Tier 1 customers.

Gross Margin

	Fourth Quarter			Year
	2012	2011	% Point Change	2012	2011	% Point Change
Products	37.7%	44.2%	(6.5)%	39.7%	41.0%	(1.3)%
Services	41.7%	34.7%	7.0%	34.4%	32.8%	1.6%
Consolidated	38.6%	42.5%	(3.9)%	38.7%	39.5%	(0.8)%

Product gross margins declined in the fourth quarter of 2012, compared with the fourth quarter of 2011, as a result of lower revenue from Data segment products. In addition, we recorded an $8.1 million charge in the fourth quarter of 2012 for inventory and purchase commitments related to the discontinued 9200 product. Product margins declined in the year 2012, driven primarily by lower revenue, compared with the year 2011.

Services margins increased in the fourth quarter of 2012, compared with the fourth quarter of 2011, primarily as a result of lower revenue from deployment services, which carry gross margins below the average Services level. Services margins increased in the year 2012, compared with the year 2011, primarily as a result of lower revenue from deployment services, partially offset by an adjustment for business taxes on sales transactions involving deployment services in a foreign jurisdiction in the second quarter of 2012.

Operating Expenses (in millions)

	Fourth Quarter			Percent of Revenue
	2012	2011	Change	2012	2011
Research and development	$59.3	$79.5	$(20.2)	24.5%	25.1%
Sales and marketing	28.1	36.1	(8.0)	11.6%	11.4%
General and administrative	15.4	17.6	(2.2)	6.4%	5.6%

Subtotal	102.8	133.2	(30.4)	42.4%	42.0%

Intangible asset amortization	1.1	4.9	(3.8)
Restructuring and other charges	8.8	(0.2)	9.0

Total operating expenses	$112.7	$137.9	$(25.2)

	Year			Percent of Revenue
	2012	2011	Change	2012	2011
Research and development	$238.7	$324.1	$(85.4)	22.7%	25.2%
Sales and marketing	126.4	163.0	(36.6)	12.0%	12.7%
General and administrative	74.1	80.9	(6.8)	7.0%	6.3%

Subtotal	439.2	568.0	(128.8)	41.7%	44.2%

Intangible asset amortization	5.4	20.2	(14.8)
Restructuring and other charges	119.0	20.3	98.7
Goodwill and IPR&D impairment	—	102.7	(102.7)

Total operating expenses	$563.6	$711.2	$(147.6)

In the fourth quarter of 2012, operating expenses decreased, compared with the year-ago period, due primarily to lower research and development and sales and marketing expenses related to stopping new development of mobile packet-core products, partially offset by $8.8 million in restructuring and other charges. Restructuring and other charges in the fourth quarter of 2012 are due to severance ($8.5 million) and facility- and asset-related charges ($0.3 million).

For the year 2012, lower research and development, sales and marketing and general and administrative expenses were partially offset by $119.0 million in restructuring and other charges incurred in the year 2012. For the year 2012, restructuring and other charges are due to facility- and asset-related charges ($38.4 million), severance ($32.9 million) and accelerated amortization for abandoned intangible assets ($47.7 million) related to the mobile packet-core technology.

Other Income (in millions)

	Fourth Quarter			Year
	2012	2011	Change	2012	2011	Change
Interest income, net	$1.8	$2.7	$(0.9)	$7.3	$12.1	$(4.8)
Other income (expense), net	3.1	(1.6)	4.7	0.8	(4.2)	5.0

Total other income	$4.9	$1.1	$3.8	$8.1	$7.9	$0.2

Interest income decreased in the fourth quarter and year 2012, compared with the year-ago periods, due to lower interest rates and lower investment balances. Other income (expense), net increased in the fourth quarter of 2012, compared with the fourth quarter of 2011, primarily due to gains on sales of marketable securities and a $3.0 million gain on the sale of a long-term equity investment, compared with losses on sales of marketable securities and a $0.4 million charge for a write-down of a long-term equity investment in the fourth quarter of 2011. For the year 2012, other income (expense), net increased due to gains on sales of marketable securities and a $3.0 million gain on the sale of a long-term equity investment, compared with losses on sales of marketable securities and a $1.0 million charge for a write-down of a long-term equity investment in 2011.

Income Taxes

In the fourth quarter of 2012, we reported tax expense of $8.9 million, compared with tax expense of $2.6 million in the fourth quarter of 2011. For the year 2012, we reported tax expense of $23.1 million, compared with a tax benefit of $6.6 million for the year 2011. Our fourth quarter and full year tax expense includes a $7.1 million deferred tax expense to increase the valuation allowances against domestic deferred tax assets. While we were able to partially recognize tax benefits on domestic losses in 2011, we established a valuation allowance in 2011 for the remaining domestic losses. We did not recognize tax benefits on domestic losses in 2012 as it is more likely than not that they will not be realized. As a result, the remaining tax expenses for the fourth quarter and the year 2012 primarily reflect tax on income from foreign operations.

Segments

We operate in four business segments: Optical, Data, Access and Services.

Segment Revenue (in millions)

	Fourth Quarter			Year
	2012	2011	Change	2012	2011	Change
Optical	$97.2	$113.3	(14.2)%	$432.0	$482.1	(10.4)%
Data	52.2	101.2	(48.4)%	265.5	413.9	(35.9)%
Access	41.0	43.3	(5.3)%	156.5	166.4	(5.9)%
Services	51.8	59.0	(12.2)%	198.6	223.3	(11.1)%

Total revenue	$242.2	$316.8	(23.5)%	$1,052.6	$1,285.7	(18.1)%

Segment Profit (Loss)* (in millions)

	Fourth Quarter			Year
	2012	2011	Change	2012	2011	Change
Optical	$22.3	$26.2	(14.9)%	$89.6	$93.3	(4.0)%
Data	(8.6)	1.2	N/M	(6.8)	(6.6)	(3.0)%
Access	8.4	7.5	12.0%	31.9	34.1	(6.5)%
Services	22.0	20.9	5.3%	70.0	75.3	(7.0)%

Total segment profit	$44.1	$55.8	(21.0)%	$184.7	$196.1	(5.8)%

*	We define segment profit (loss) as gross profit less research and development expenses. Segment profit (loss) excludes sales and marketing expenses, general and administrative expenses, the amortization of intangibles, restructuring and other charges, the impact of equity-based compensation, the charge for inventory and purchase commitments related to the discontinued 9200 product, and the goodwill and IPR&D impairment charges.

Fourth quarter 2012 compared with fourth quarter 2011

Optical

Revenue from the Optical segment was $97.2 million, compared with $113.3 million. Within this segment, we saw lower revenue from the Tellabs® 5000 digital cross-connect systems, the Tellabs® 6300 managed transport systems and the Tellabs® 7100 optical transport systems. Optical segment profit was $22.3 million, compared with $26.2 million. The decline in optical segment profitability was primarily driven by the lower overall revenue level.

Data

Revenue from the Data segment was $52.2 million, compared with $101.2 million, primarily on lower revenue from the Tellabs® 8600 and 8800 smart routers and the Tellabs® 8100 managed access systems. Data segment loss, driven primarily by the lower revenue level and lower gross margins, was $8.6 million, compared with segment profit of $1.2 million.

Access

Revenue from the Access segment was $41.0 million, compared with $43.3 million. Within this segment, increased revenue from the Tellabs® 1000 access systems and the Tellabs® 1100 access systems was offset by lower revenue from the Tellabs® 1600 single-family Optical Network Terminals (ONTs). Access segment profit, driven primarily by improved product gross margins, grew to $8.4 million, up 12.0% from $7.5 million.

Services

Revenue from the Services segment was $51.8 million, compared with $59.0 million. The decline in segment revenue was driven primarily by lower revenue from deployment, support agreements and professional services. Services segment profit, driven primarily by the improved services gross margins, grew to $22.0 million, up 5.3% from $20.9 million.

Year 2012 compared with year 2011

Optical

Revenue from the Optical segment was $432.0 million, compared with $482.1 million. Within this segment, we saw lower revenue from the Tellabs 5000 digital cross-connect systems, the Tellabs 6300 managed transport systems and the Tellabs 7100 optical transport systems. Optical segment profit was $89.6 million, compared with $93.3 million. The decline in segment profitability was driven primarily by the lower overall revenue level.

Data

Revenue from the Data segment was $265.5 million, compared with $413.9 million, primarily on lower revenue from the Tellabs 8600 and 8800 smart routers and the Tellabs 8100 managed access systems. Data segment loss, driven primarily by lower overall revenue, partially offset by increased product gross margins, was $6.8 million, compared with a loss of $6.6 million.

Access

Revenue from the Access segment was $156.5 million, compared with $166.4 million. Within this segment, higher revenue from the Tellabs 1600 single-family ONTs was offset by lower revenue from the Tellabs 1000 and 1100 access systems. Access segment profit, driven primarily by the lower level of access-system revenue, was $31.9 million, compared with $34.1 million.

Services

Revenue from the Services segment, driven primarily by lower deployment, professional services and support agreement revenue and the adjustment for business taxes mentioned earlier, was $198.6 million, compared with $223.3 million. Services segment profit was $70.0 million, compared with $75.3 million. The decline in segment profit was driven primarily by the lower level of revenue.

Financial Condition, Liquidity & Capital Resources

Our principal source of liquidity remained cash, cash equivalents and marketable securities of $604.4 million as of December 28, 2012, which decreased by $372.2 million since year-end 2011. Of the total cash, cash equivalents and marketable securities, as of December 28, 2012, $455.1 million was held by subsidiaries outside the United States. In the fourth quarter of 2012, we generated $40.6 million in cash from operations. For the year 2012, we generated $45.1 million in cash from operations.

During the fourth quarter of 2012, we distributed $7.4 million through our quarterly cash dividend and $367.6 million through a one-time special dividend to our stockholders. During 2012, we distributed a combined total of $397.0 million to our stockholders through the cash dividends. We repurchased 18 thousand shares of common stock at a cost of $50 thousand during the fourth quarter of 2012. For the year 2012, we repurchased 36 thousand shares of common stock at a cost of $0.1 million.

We currently intend to repatriate approximately $367 million of our cash held by non-U.S. subsidiaries during the first quarter of 2013. Except for withholding taxes of approximately $1 million, we expect net operating loss carry-forwards and foreign tax credits to offset any remaining cash tax liability. We anticipate that future foreign earnings will be deemed to be permanently reinvested, although we could elect to repatriate funds held in one or more foreign jurisdictions. If applicable, withholding taxes could reduce the net amount repatriated.

The Tellabs Board of Directors did not authorize a cash dividend for the first quarter of 2013. We provide no assurance as to a future declaration or payment of a cash dividend or do we provide future assurance of a repurchase of common stock.

We believe that our investments are highly liquid instruments. We may rebalance the portfolio from time to time, which may affect the duration, credit structure, liquidity and future income of investments.

Based on historical performance and current forecasts, we believe the company’s cash, cash equivalents and marketable securities will satisfy working capital needs, capital expenditures and other liquidity requirements related to existing operations for the next 12 months. Future available sources of working capital, including cash, cash equivalents, and marketable securities, cash generated from future operations, short-term or long-term financing, equity offerings or any combination of these sources, should allow us to meet our long-term liquidity needs. Current policy is to use cash, cash equivalents and marketable securities to fund business operations, to expand business, potentially through acquisitions, to repurchase common stock and to potentially pay a cash dividend.

GAAP Sequential Comparisons

We believe that comparing some quarterly Statement of Operations data on a sequential basis provides important supplemental information to management and investors regarding financial and business trends relating to our financial results. Commonly compared sequential comparisons of GAAP data include total revenue, geographic revenue split, and segment revenue and profit.

Fourth quarter 2012 compared with third quarter 2012

Total revenue, was $242.2 million, compared with $264.4 million as increased Services segment revenue was more than offset by declines in the other operating segments. Revenue from customers outside North America was $110.1 million, (or 45% of total revenue), compared with $138.1 million (or 52% of total revenue) as increased revenue in the Latin America Caribbean (LAC) region was more than offset by lower revenue in the Europe, Middle East, Africa (EMEA) and Asia Pacific (APAC) regions. Revenue from customers in North America was $132.1 million (or 55% of total revenue), compared with $126.3 million (or 48% of total revenue).

Optical

Revenue from the Optical segment was $97.2 million, compared with $108.0 million. Within this segment, increased revenue from the Tellabs 5000 digital cross-connect systems was more than offset by lower revenue from the Tellabs 7100 optical transport systems and the Tellabs 6300 managed transport systems. Optical segment profit, driven by the lower overall level of revenue, was $22.3 million, compared with $23.5 million.

Data

Revenue from the Data segment was $52.2 million, compared with $66.2 million. Increased revenue from the Tellabs 8100 managed access systems was more than offset by lower revenue from the Tellabs 8800 and 8600 smart routers. Data segment loss, driven by the lower revenue level and lower product gross margins, was $8.6 million compared with segment profit of $1.4 million.

Access

Revenue from the Access segment was $41.0 million, compared with $42.3 million. Within this segment, lower revenue from the Tellabs 1600 single-family ONTs and the Tellabs 1000 access systems more than offset increased revenue from the Tellabs 1100 access systems. Access segment profit was $8.4 million, compared with $11.1 million. The decline in Access segment profit was driven primarily by lower product gross margins.

Services

Revenue from the Services segment was $51.8 million, compared with $47.9 million. The increase in segment revenue was driven primarily by increased revenue from professional and deployment services. Services segment profit, driven primarily by the improved services gross product margins, was $22.0 million, up 41.0% from $15.6 million.

Non-GAAP Financial Measures and Comparisons

We believe that comparing some quarterly non-GAAP financial measures on a sequential basis provides important supplemental information to management and investors regarding financial and business trends relating to our financial results. Commonly compared non-GAAP financial data includes gross profit as a percentage of revenue, operating expenses, operating earnings, net earnings and net earnings per share. A complete reconciliation between non-GAAP financial measures and the GAAP financial measures, along with an explanation of why we believe non-GAAP measures to be of value to management and investors, is contained in the Reconciliation of Non-GAAP Adjustments section of this news release.

Fourth quarter 2012 compared with third quarter 2012

Non-GAAP gross profit margin was 42.2%, compared with 39.4%. The increase in non-GAAP gross profit margin was driven primarily by improved services gross profit margins and the lower level of revenue from Tellabs 7100 optical transport systems, which carry gross margins below the corporate average.

Non-GAAP operating expenses were $99.4 million, compared with $96.6 million, as lower sales and marketing and general and administrative expenses were more than offset by increased research and development expenses.

Non-GAAP operating earnings were $2.7 million, compared with $7.7 million, as lower overall revenue and higher operating expenses offset improved gross margins.

Driven primarily by the lower overall revenue level and higher operating expenses, non-GAAP net earnings were $3.2 million or $0.01 per share (basic and diluted), compared with $6.5 million or $0.02 per share (basic and diluted).

TELLABS, INC.

RECONCILIATION OF NON-GAAP ADJUSTMENTS (1)

(Unaudited)

	Quarter Ended		Twelve Months Ended
In millions, except per-share data	12/28/12	12/30/11	12/28/12	12/30/11
Gross Profit Reconciliation (GAAP / non-GAAP)
GAAP gross profit	$93.4	$134.5	$406.9	$508.3

Inventory and purchase commitments adjustment (a)	8.1	—	8.1	—
Equity-based compensation - products (b)	0.2	0.3	1.1	1.6
Equity-based compensation - services (b)	0.4	0.4	1.7	2.1

Total adjustments related to gross profit	8.7	0.7	10.9	3.7

Non-GAAP gross profit	$102.1	$135.2	$417.8	$512.0

Non-GAAP gross profit percentage	42.2%	42.7%	39.7%	39.8%

Non-GAAP gross profit percentage - products	42.1%	44.3%	40.7%	41.1%
Non-GAAP gross profit percentage - services	42.4%	35.4%	35.2%	33.7%

Operating Expenses Reconciliation (GAAP / non-GAAP)
GAAP operating expenses	$112.7	$137.9	$563.6	$711.2

Equity-based compensation - research and development (b)	1.3	0.1	5.6	8.2
Equity-based compensation - sales and marketing (b)	0.6	0.6	3.0	4.3
Equity-based compensation - general and administrative (b)	1.5	1.4	8.7	8.7
Intangible asset amortization (c)	1.1	4.9	5.4	20.2
Restructuring and other charges (d), (e)	8.8	(0.2)	119.0	20.3
Goodwill and IPR&D impairment (f)	—	—	—	102.7

Total adjustments related to operating expenses	13.3	6.8	141.7	164.4

Non-GAAP operating expenses	$99.4	$131.1	$421.9	$546.8

Operating (Loss) Earnings Reconciliation (GAAP / non-GAAP)
GAAP operating loss	$(19.3)	$(3.4)	$(156.7)	$(202.9)

Total adjustments related to gross profit	8.7	0.7	10.9	3.7
Total adjustments related to operating expenses	13.3	6.8	141.7	164.4

Non-GAAP operating earnings (loss)	$2.7	$4.1	$(4.1)	$(34.8)

Non-GAAP operating earnings (loss) as a percentage of revenue	1.1%	1.3%	-0.4%	-2.7%

Net (Loss) Earnings Reconciliation (GAAP / non-GAAP)
GAAP net loss	$(23.3)	$(4.9)	$(171.7)	$(188.4)

Total adjustments related to gross profit	8.7	0.7	10.9	3.7
Total adjustments related to operating expenses	13.3	6.8	141.7	164.4
(Gains) write-downs of long-term equity investments (g)	(3.0)	0.4	(3.0)	1.0
Income tax effect (h)	7.5	0.8	22.7	1.7

Non-GAAP net earnings (loss)	$3.2	$3.8	$0.6	$(17.6)

Non-GAAP net earnings (loss) per share - basic	$0.01	$0.01	$—	$(0.05)

Non-GAAP net earnings (loss) per share - diluted	$0.01	$0.01	$—	$(0.05)

(1)	Reconciliation of non-GAAP Adjustments

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), Tellabs, Inc. has provided non-GAAP financial measures as additional information to evaluate our operating performance. These operating performance measures have not been prepared in accordance with GAAP and may be different from measures used by other companies. Whenever we use non-GAAP financial performance measures, we provide a reconciliation of non-GAAP financial performance measures to the most closely applicable GAAP financial performance measure. Management believes the non-GAAP financial performance measures are an important measure of operating performance and provides useful information to investors to better evaluate the operating performance of our business as it highlights trends in our business that may not otherwise be apparent when relying solely on GAAP measures and because it facilitates comparisons to historical results of operations. Management uses these non-GAAP financial performance measures as supplements to our GAAP results in order to provide a more complete understanding of the factors and trends affecting our business as well as for business planning and performance management. Management discloses this information publicly along with a reconciliation of the comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results. While some of these excluded items have been periodically reported in our statements of operations, including significant restructuring and other charges, their occurrence in future periods depends on future business and economic factors, among other evaluation criteria, and the occurrence of such events and factors may frequently be beyond the control of management.

TELLABS, INC.

RECONCILIATION OF NON-GAAP ADJUSTMENTS (1)

(Unaudited)

	Quarter Ended
In millions, except per-share data	12/28/12	9/28/12
Gross Profit Reconciliation (GAAP / non-GAAP)
GAAP gross profit	$93.4	$103.6

Inventory and purchase commitments adjustment (a)	8.1	—
Equity-based compensation - products (b)	0.2	0.3
Equity-based compensation - services (b)	0.4	0.4

Total adjustments related to gross profit	8.7	0.7

Non-GAAP gross profit	$102.1	$104.3

Non-GAAP gross profit percentage	42.2%	39.4%

Non-GAAP gross profit percentage - products	42.1%	41.0%
Non-GAAP gross profit percentage - services	42.4%	32.6%

Operating Expenses Reconciliation (GAAP / non-GAAP)
GAAP operating expenses	$112.7	$105.7

Equity-based compensation - research and development (b)	1.3	1.0
Equity-based compensation - sales and marketing (b)	0.6	0.6
Equity-based compensation - general and administrative (b)	1.5	3.1
Intangible asset amortization (c)	1.1	1.1
Restructuring and other charges (d)	8.8	3.3

Total adjustments related to operating expenses	13.3	9.1

Non-GAAP operating expenses	$99.4	$96.6

Operating (Loss) Earnings Reconciliation (GAAP / non-GAAP)
GAAP operating loss	$(19.3)	$(2.1)

Total adjustments related to gross profit	8.7	0.7
Total adjustments related to operating expenses	13.3	9.1

Non-GAAP operating earnings	$2.7	$7.7

Non-GAAP operating earnings as a percentage of revenue	1.1%	2.9%

Net (Loss) Earnings Reconciliation (GAAP / non-GAAP)
GAAP net loss	$(23.3)	$(3.9)

Total adjustments related to gross profit	8.7	0.7
Total adjustments related to operating expenses	13.3	9.1
(Gains) write-downs of long-term equity investments (g)	(3.0)	—
Income tax effect (h)	7.5	0.6

Non-GAAP net earnings	$3.2	$6.5

Non-GAAP net earnings per share - basic	$0.01	$0.02

Non-GAAP net earnings per share - diluted	$0.01	$0.02

(1)	Reconciliation of non-GAAP Adjustments

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), Tellabs, Inc. has provided non-GAAP financial measures as additional information to evaluate our operating performance. These operating performance measures have not been prepared in accordance with GAAP and may be different from measures used by other companies. Whenever we use non-GAAP financial performance measures, we provide a reconciliation of non-GAAP financial performance measures to the most closely applicable GAAP financial performance measure. Management believes the non-GAAP financial performance measures are an important measure of operating performance and provides useful information to investors to better evaluate the operating performance of our business as it highlights trends in our business that may not otherwise be apparent when relying solely on GAAP measures and because it facilitates comparisons to historical results of operations. Management uses these non-GAAP financial performance measures as supplements to our GAAP results in order to provide a more complete understanding of the factors and trends affecting our business as well as for business planning and performance management. Management discloses this information publicly along with a reconciliation of the comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results. While some of these excluded items have been periodically reported in our statements of operations, including significant restructuring and other charges, their occurrence in future periods depends on future business and economic factors, among other evaluation criteria, and the occurrence of such events and factors may frequently be beyond the control of management.

Footnotes to reconciliation of non-GAAP adjustments:

(a)	We excluded $8.1 million from cost of revenue—products in the fourth quarter and full year 2012 for a reserve for inventory and purchase commitments related to the decision to discontinue the 9200 product. At the time of the decision we had not sold any 9200 product for commercial installation and we excluded this charge because we believe that it is not related directly to the underlying performance of our ongoing business operations and we excluded this measure when we review financial results and for business planning and performance management. Although this event is reflected in our GAAP financials, this transaction may limit the comparability of our fundamental, ongoing operations with prior and future periods.

(b)	The adjustments to cost of revenue, research and development, sales and marketing, and general and administrative expenses reflect equity-based compensation expense. We exclude these measures when reviewing financial results and for business planning and performance management. We believe that the exclusion of equity-based compensation expense allows for more accurate comparisons of operating results to our peer companies. In addition, we believe this non-cash GAAP measure is not indicative of our fundamental operating performance.

(c)	We exclude amortization of intangible assets resulting from acquisitions to evaluate our continuing operational performance. The amortization of purchased intangible assets associated with acquisitions results in recording expense in our GAAP financial statements that were already expensed by the acquired company before the acquisition and for which we have not expended cash. We believe this non-cash GAAP measure is not indicative of our core operating performance. Accordingly, we analyze the performance of operations without regard to such expenses.

(d)	We exclude restructuring and other charges because we believe that they occur outside of the ordinary course of and are not related directly to the underlying performance of our fundamental business operations. We exclude these measures when reviewing financial results and for business planning and performance management. Although these events are reflected in our GAAP financials, these transactions may limit the comparability of our fundamental operations with prior and future periods.

(e)	In conjunction with the January 30, 2012 Restructuring Plan, we recorded $47.7 million of accelerated amortization for abandoned intangible assets in the first quarter of 2012 related to the mobile packet core technology. We believe this non-cash GAAP measure is not indicative of our core operating performance.

(f)	We recorded a $82.7 million goodwill impairment charge in 2011, which related to the Broadband segment. In addition, we recorded a $20.0 million other-than-temporary impairment for in-process research and development intangible assets in 2011. We believe these non-cash GAAP measures are not indicative of our core operating performance.

(g)	The $3.0 million adjustment to other income (expense), net in the fourth quarter and the full year of 2012 reflects a gain on the sale of a long-term equity investment. The $0.4 million adjustment to other income (expense), net in the fourth quarter of 2011, and the $1.0 million adjustment to other income (expense), net in the full year of 2011 reflects losses on the write-down of long-term equity investments. We exclude write-downs and gains on sales of long-term equity investments because we believe that they are not related directly to the underlying performance of our working capital assets.

(h)	We calculate a separate tax expense and effective tax rate for GAAP and for non-GAAP purposes. For non-GAAP purposes, we use a 32% effective tax rate which represents the projected, long term effective tax rate on non-GAAP pretax income. Our non-GAAP tax rate assumes full use of loss and credit carryforwards without reduction for valuation allowances.